Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT (this “Agreement”) is entered into and made effective as of July [*], 2025 (the “Effective Date”), by and between Ryan Davis, an individual (“Ryan”), and NVNI GROUP LIMITED, a Cayman Islands exempted company (the “Company”). Ryan and the Company may be referred to herein individually as a “Party” and, collectively as the “Parties.”

RECITALS

WHEREAS, the Company is a publicly-traded company and investor in B2B SaaS businesses throughout Latin America;

WHEREAS, the Company granted Ryan a put option (the “Put Option”) pursuant to that certain Subscription Agreement dated as of December 20, 2023 (the “Subscription Agreement”), which provided Ryan a right to require the Company to purchase all or any portion of the shares of ordinary shares, par value $0.00001 per share, of the Company (“Ordinary Shares”) purchased pursuant to the Subscription Agreement, or one hundred thousand (100,000) shares of Ordinary Shares (the “Put Shares”), at a purchase price per share equal to Two Dollars Four Cents ($2.04);

WHEREAS, Ryan and the Company have agreed to amend the terms of the Put Option (the “Put Option Amendment”) pursuant to an Amendment to Subscription Agreement substantially in the form attached hereto as Exhibit A (the “Amendment”), of which provides the option to the Company to issue shares of Ordinary Shares (“Shares”) in lieu of making a cash payment to Ryan, of which cost basis of each Share shall equal Thirty Cents ($0.30) per share, resulting in a total issuance by the Company of up to six hundred eighty thousand (680,000) shares of Ordinary Shares to Ryan pursuant to Ryan’s exercise of the Put Option in full;

WHERAS, on July [*], 2025, the Board of Directors of the Company approved the Put Option Amendment and the Amendment, and the other terms of the settlement structure between the Company and Ryan; and

WHEREAS, the Parties now wish to evidence their agreement to the Amendment and the other terms of the settlement structure as set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency thereof are hereby acknowledged, the Parties agree as follows:

1. Effective Date. The terms of this Agreement are agreed to and are effective from the date of the last signature below (the “Effective Date”).

2. Exercise of Put Option. As of the Effective Date and subject to the terms of this Agreement and the execution of the Amendment, the Put Option shall have been deemed to be exercised in full, and the Company shall issue a total of up to six hundred eighty thousand (680,000) shares of Ordinary Shares to Ryan or its designees within a reasonable period of time after the Effective Date. For the purpose of this Agreement, in addition to the matters released by each party hereto below, “Claim” means all actions, complaints, suits, proceedings, claims, and demands or any legal, administrative, governmental, arbitral, or other proceedings or investigations, whether presently known or unknown.

3. Penalty for Delayed Issuance. If the Company fails to issue a total of up to six hundred eighty thousand (680,000) shares of Ordinary Shares to Ryan or its designees within fourteen (14) days of the Effective Date, the Company shall pay a penalty equal to the amount of two percent (2%) of the value of the applicable Shares per month, calculated on a pro rata basis, until the Shares are issued to Ryan or its designees. Any payment payable shall be made in cash or shares of ordinary shares of the Company, at the sole discretion of the Company.

4. Removal of Share Restrictions.

(a) Within fifteen (15) business days following the applicable holding period (the “Holding Period”) with regard to Rule 144 pursuant to the Securities Act of 1933, as amended, and upon receipt of any documents requested by the Company or its counsel, the Company shall cause its counsel to issue and deliver to the transfer agent of the Company (the “Transfer Agent”) an opinion in form and substance reasonably acceptable to the Transfer Agent, sufficient to permit the Transfer Agent to remove the restrictive legends from the Shares. The Company shall instruct the Transfer Agent to remove the legends in its book entry system. The Company shall bear all costs associated with obtaining a legal opinion required to remove such restrictions and shall coordinate with the Transfer Agent to ensure the shares become freely tradable.

(b) If the Company fails to cause the removal of all applicable restrictive legends within fifteen (15) calendar days following the Holding Period, the Company shall pay a penalty equal to the amount of two percent (2%) of the value of the applicable Shares per month, calculated on a pro rata basis, until the legends are removed; provided, however, that the Company shall not pay any monies to Ryan or its designees as penalty payments pursuant to this Section if the failure to remove the legends as timely requested by the Company is solely caused by the Transfer Agent. The value of the Shares for purposes of this Section shall be per the volume weighted average price for the five (5) trading days immediately preceding the date of the payment. Any payment payable shall be made in cash or shares of ordinary shares of the Company, at the sole discretion of the Company. Ryan shall cooperate in good faith with any requests made by the Company or its Transfer Agent in connection with the removal of the legends.

4. No Admission of Liability. This Agreement constitutes a compromise of disputed Claims, and neither the making of this Agreement nor the performance of the obligations of this Agreement shall constitute an admission by either of the Parties and/or any of their companies or related companies, successors, heirs, beneficiaries, estates, and assigns and/or agents, employees or representatives of any wrongdoing or liability and is being entered into solely for the purpose of economic expediency.

5. Release of Claims by Ryan. In consideration of the terms of this Agreement, Ryan, for itself and its parents, subsidiaries, affiliates, predecessors, successors, assigns, and each of their respective officers, directors, employees, members, managers, agents, attorneys, insurance carriers, and representatives (the “Ryan Releasors”), hereby irrevocably release and forever discharge the Company and its parents, subsidiaries, affiliates, predecessors, successors, assigns, and each of their respective officers, directors, employees, members, managers, agents, attorneys, insurance carriers, and representatives (the “Nvni Releasees”), from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, Claims, attorney fees, penalties, interests, fines, losses, costs of any kind, and demands whatsoever, in law, admiralty or equity, which the Ryan Releasors ever had, now have or in the future may claim to have against the Nvni Releasees for or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of this Agreement, whether presently known or unknown, foreseen or unforeseen.

Ryan’s release set forth in this Section 4 shall become effective without further action by any Party upon completion of the exercise of the Put Option set forth in Section 2.

6. Release of Claims by Company. In consideration of the terms of this Agreement, the Company, for itself and its parents, subsidiaries, affiliates, predecessors, successors, assigns, and each of their respective current or former officers, directors, employees, members, managers, agents, attorneys, insurance carriers, and representatives (the “Nvni Releasors”), hereby irrevocably release and forever discharge Ryan and its parents, subsidiaries, affiliates, predecessors, successors, assigns, and each of their respective officers, directors, employees, members, managers, agents, attorneys, insurance carriers, and representatives (the “Ryan Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, Claims, attorney fees, penalties, interests, fines, losses, costs of any kind, and demands whatsoever, in law, admiralty or equity, which the Nvni Releasors ever had, now have or in the future may claim to have against the Ryan Releasees for or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of this Agreement, whether presently known or unknown, foreseen or unforeseen.

Nvni’s release set forth in this Section 5 shall become effective without further action by any Party once Ryan’s release becomes effective as provided in Section 5.

7. Claims Not Released. Notwithstanding the foregoing, neither of the Parties intends to, and each Party expressly does not, release the other Party from the obligations of this Agreement and/or any Claims, demands, actions, causes of action, suits, damages, losses, attorneys’ fees, sanctions, and/or expenses arising from any breach or default under this Agreement or the Amendment.

8. Bar to Proceedings. This Agreement may be pleaded as a full and complete defense by the Company, including as a bar to any claim, cause of action, liability, suit, or demand commenced, continued, or taken by or on behalf of Ryan in connection with any applicable provisions of the Subscription Agreement or any of the matters released herein, but excluding any claim, cause of action, liability, suit, or demand arising out of the terms or provisions of this Agreement.

9. Warranties. Each Party warrants that:

(a) it enters into this Agreement voluntarily;

(b) it has had the opportunity to obtain legal advice as to the significance and effect of executing this Agreement;

(c) it understands the legal significance and effect of executing this Agreement;

(d) the other Party (and any of its directors, partners, officers, employees, servants, and agents or advisers) has not made any promise, representation, or inducement or been party to any conduct material to it entering into this Agreement other than as set out in this Agreement;

(e) a Party cannot assign or otherwise transfer the benefit of this Agreement without the prior written consent of each other Party;

(f) it has not sold, hypothecated, or assigned any of the claims, or parts thereof, which constitute the subject matter of this Agreement and of the Amendment; and

(g) it is aware that the other Party is relying upon the warranties set forth in this

10. Non-Disparagement. Each Party shall refrain from disparaging the other Party in public or private comment or writing. Further, no Party shall disparage any employee, director, or independent contractor working for the other Party. Notwithstanding the foregoing, the Company and Ryan will respond accurately and fully to any question, inquiry, or request for information as may be required by legal process, law, or regulation. Violation of this clause shall be a material breach of this Agreement.

11. Confidentiality. The Parties acknowledge that confidentiality and nondisclosure are material considerations for the Parties entering into this Agreement. As such, the provisions of this Agreement shall be held in strictest confidence by the Parties and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports, faxes, or any source likely to result in publication or computerized access. Notwithstanding the prohibition in the preceding sentence: (i) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (ii) the Parties may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (iii) the Parties may disclose this Agreement upon request from any government entity, regulatory organization, or court of law; and (iv) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Nothing contained in this Section 9 shall prevent either Party from stating that the Parties have “amicably resolved all differences,” provided, however, that in so doing, the Parties shall not disclose the fact or amount of any payments made or to be made hereunder and shall not disclose any other terms of this Agreement or the settlement described herein. Notwithstanding the foregoing, neither Party shall disclose any information, the disclosure of which would be prohibited by law. Notwithstanding anything to the contrary set forth in this Agreement, the Parties understand that this Agreement does not restrict either of them from initiating communications directly with, or responding to, any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority Inc., any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.

12. Dollar Amounts. All references to money or specific dollar amounts in this Agreement are in United States Dollars.

13. Construction. This Agreement shall be construed as a whole according to its fair meaning, and as if drafted equally by all Parties.

14. Incorporation. The WHEREAS clauses and Exhibit A hereto are incorporated herein and made part of this Agreement.

15. Authority. The Parties acknowledge that the representative signing for each Party has the legal capacity and authority to execute this Agreement by and on behalf of each such Party.

16. Counterparts; Copies. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Electronic, photocopy, and facsimile copies of signatures may be used in place and stead of original signatures with the same force and effect as originals.

17. Severability. The provisions of this Agreement are severable, and if any provision is found to be unenforceable, the other provisions shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangement contained herein.

18. Waiver of Breach of this Agreement. Any waiver of a breach of any provision of this Agreement must be expressly set forth in writing and no waiver may be deemed from the passage of time or the failure to timely exercise any rights hereunder. A waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

19. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior representations, understandings, and agreements of the Parties. This Agreement may not be modified, amended, or changed except by written instrument executed by and delivered among all Parties.

20. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, affiliates, predecessors, successors, assigns, direct or indirect parents, direct or indirect subsidiaries, trustees, consultants, employees, directors, agents, attorneys, and any other representatives.

21. Further Assurances. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.

22. Sophisticated Parties; Advice of Counsel. Each Party acknowledges that (i) it is knowledgeable, informed, sophisticated, and capable of understanding and evaluating the provisions set forth in this Agreement, and that (ii) it has been fully advised and represented by legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.

23. Dispute Resolution. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. The Parties agree that all disputes arising from or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the Borough of Manhattan of The City of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Subject to applicable law, the Parties hereby waive any objection to such exclusive jurisdiction and any objection that such courts represent an inconvenient forum. The Parties further agree that such courts shall have jurisdiction for purposes of enforcing all of the terms of provisions of the Agreement, including, but not limited to, any relief sought for a breach of or default of this Agreement.

24. Litigation Costs and Expense. If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting or defending the suit, action, or proceeding, including, without limitation, attorneys’ fees and expenses and court costs.

25. Notices. Any and all notices or other communications or deliveries required or permitted to be provided under this Agreement shall be in writing and shall be deemed delivered (i) upon receipt by the addressee if such notice or communication was delivered via email to the email address specified in this section; or (ii) upon delivery at the address of the addressee specified in this section, if such notice or communication is delivered by U.S. mail, courier, or other physical delivery service. The addresses for such notices and communications shall be as follows:

If to Ryan to:

Ryan Davis

2447 S 600 W

Syracuse UT 84075

Email: ryan.davis@streamline-industrial.com

-and-

[*]

If to Nvni to:

Nvni Group Limited

P.O. Box 10008, Willow House, Cricket Square

Grand Cayman, Cayman Islands KY1-1001

Attn: Pierre Schurmann

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st floor

New York, NY 10036

Attn: Ross David Carmel, Esq.

In witness whereof, this Agreement has been executed by each of the undersigned on the dates set forth below.

Dated: July [*], 2025

By:	/s/ Ryan Davis
Name:	Ryan Davis

Dated: July [*], 2025

Nvni Group Limited

By:	/s/ Pierre Schurmann
Name:	Pierre Schurmann
Title:	Chief Executive Officer

EXHIBIT A

AMENDMENT TO SUBSCRIPTION AGREEMENT

(See attached.)